Exhibit 10.a(v)
[For holders of awards under the 1991 Plan]
Masco Letterhead
Date
Name
<Address1>
<Address2>
<Address3>

RE:	Enhancements to Awards under the 1991 Long Term Stock Incentive Plan
Dear <Salutation>:
As you may know, the Company recently adopted the 2005 Long Term Stock Incentive Plan (the “2005 Plan”). We are pleased to inform you that the Organization and Compensation Committee of the Board of Directors approved the following enhancements to outstanding awards of stock options and restricted stock under the 1991 Long Term Stock Incentive Plan (the “1991 Plan”) in order to conform them to the 2005 Plan.
If you voluntarily terminate your employment, you will have thirty days to exercise any option that is then exercisable; the original exercise period under these circumstances was 10 days. If your employment terminates as a result of your permanent and total disability, all unexercisable installments of an option will immediately become exercisable and will remain exercisable until the earlier of the expiration of their original term or one year after death. Previously, in this situation the Option would continue to vest in accordance with its terms.
For purposes of a “Change in Control” under the 1991 Plan, the definition of “Excluded Director” (i.e., a director who is deemed not to be an incumbent director) will also include directors whose initial assumption of office occurs as a result of certain actual or threatened election contests not by or on behalf of the Board.
Very truly yours,

Richard A. Manoogian	Alan H. Barry
Chairman of the Board and	President and
Chief Executive Officer	Chief Operating Officer